Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES

Description of Common Stock

General

Our authorized capital stock consists solely of 26,000,000 shares of common stock, par value $0.01 per share.

The following description of our common stock is a summary and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the provisions of Missouri corporate law and other applicable state law.

Dividend, Liquidation and Other Rights.   Holders of shares of our common stock are entitled to receive ratably those dividends that may be declared by our board of directors out of legally available funds.  Our board of directors will determine if and when distributions may be paid. However, we have never paid dividends on our common stock and our board of directors intends to continue this policy for the foreseeable future in order to retain earnings for development of our business.  The holders of shares of our common stock have no preemptive, subscription or conversion rights. All shares of our common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable.  Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Voting Rights.  Each outstanding share of our common stock entitles the holder to one vote on all matters presented to our shareholders for a vote.  The holders of a majority of the outstanding shares of our common stock constitute a quorum at any meeting of our shareholders.  Assuming the presence of a quorum, directors are elected by the affirmative vote of the holders of a majority of the outstanding shares represented in person or by proxy at the meeting.  Our common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of our common stock can elect all of our directors.  Amendments to our Amended and Restated Articles of Incorporation must be approved by the affirmative vote of the holders of a majority of all outstanding shares of our common stock.  Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and represented at the meeting in person or by proxy is required for the approval of substantially all other matters.

Anti-Takeover Effects of Certain Statutory Provisions

There are no provisions in our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws intended to prevent or restrict takeovers, mergers or acquisitions of our Company.  However, certain provisions of Missouri corporate law could have the effect of discouraging others from attempting hostile takeovers of our Company.  It is possible that these provisions could make it more difficult to accomplish transactions which our shareholders may otherwise deem to be in their best interests.

Control Share Acquisition Provisions

Missouri corporate law contains provisions governing “control share acquisitions.”  These provisions generally provide that any person or entity crossing a 20%, 33.33% or 50% threshold in ownership of the outstanding voting shares of a publicly-held Missouri corporation will be denied voting rights with respect to any shares above the threshold, unless such voting rights are approved by the holders of a majority of all outstanding voting shares and a majority of the outstanding voting shares held by disinterested shareholders.  The shareholders or board of directors of a Missouri corporation may elect to exempt its stock from the control share acquisition statute through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.  However, neither our Amended and Restated Articles of Incorporation nor our Amended and Restated Bylaws exempt our common stock from the Missouri control share acquisition statute.  Therefore, the statute could discourage persons interested in acquiring a significant interest in or control of our Company, regardless of whether such acquisition was in the best interest of our shareholders.

Business Combination Provisions

Missouri corporate law also contains provisions governing “business combinations” with interested shareholders, which may also have an effect of delaying or making it more difficult to effect a change in control of our Company.  The statute prevents an “interested shareholder” in a Missouri corporation from entering into a “business combination” with such corporation or any subsidiary of such corporation unless certain conditions are met.  An “interested shareholder” is defined as the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a Missouri corporation, or an affiliate or associate thereof.  A “business combination” includes any merger or consolidation with an interested shareholder, the sale, lease exchange, mortgage, pledge, transfer or other disposition of 10% or more of the corporation’s assets to an interested shareholder, and certain other issuances, adoptions and reclassifications involving an interested shareholder.

A corporation affected by these Missouri statutes may not engage in a business combination with an interested shareholder for a period of five years following the date on which such interested shareholder became an interested shareholder, unless such business combination or the purchase of stock was approved by the corporation’s board of directors on or prior to such date.  If pre-approval was not obtained, then after the expiration of the five-year period the combination may be consummated with the approval of a majority of the voting power held by disinterested shareholders or if the consideration to be paid by the interested shareholder is at least equal to the highest of certain specified thresholds.

Takeover Bid Provisions

Missouri law also governs “takeover bids.”  A “takeover bid” is the acquisition of or offer to acquire, pursuant to a tender offer or request or invitation for tenders, any equity securities with voting rights, if after acquisition the offeror would own more than 5% of any class of equity securities.  An “equity security” is any stock, bond or other obligation of a target company, the holder of which has the right to vote for the board of directors of the target company.

The statute prohibits any takeover bid by a person or entity unless a special registration statement is filed with the commissioner of securities and delivered to the target company.  The special registration statement must include a significant amount of information including, among other things, all informational material that the offeror proposes to disclose to the offerees, the identity and background of all persons and entities on whose behalf the acquisition is to be effected, the exact title and number of shares outstanding being sought by the offeror, and the source and amount of funds or other consideration to be used in the acquisition.

Limitation of Liability and Indemnification

 Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include indemnification provisions under which we have agreed to indemnify our directors, officers, employees and agents to the fullest extent permissible by law. These provisions may discourage derivative litigation against our directors and officers even if such action, if successful, might benefit us and our shareholders. Furthermore, our shareholders may be adversely affected to the extent we are required to pay the costs of defense, settlement or damages on behalf of our directors or officers pursuant to these indemnification provisions.

Description of 4% Convertible Senior Notes due 2022

General

The following description is a summary of the material provisions of our 4% Convertible Senior Notes due 2022 and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the convertible notes, as well as the indenture under which the convertible notes were issued and the pledge agreement securing the convertible notes, including the definitions of certain terms used therein.

The convertible notes:

•	Are senior obligations secured solely by a pledge of all outstanding equity securities of our two primary operating subsidiaries;

•	Were issued in an aggregate principal amount of $3,000,000, in denominations of $100;

•	Are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form;

•	Bear interest from the date of issuance at an annual rate of 4.0% payable annually in arrears on February 15 of each year, commencing February 15, 2018;

•	Mature on February 15, 2022, unless earlier converted or redeemed by us;

•	Are convertible to common stock effective on the 15th day of any month, unless we sooner elect to redeem the notes;

•	Are redeemable by us at 110% of par plus any accrued unpaid interest at any time on or after February 15, 2018, and prior to maturity; and

•	Are subject to repurchase by us at the option of the holders following a fundamental change (as defined below), at 100% of par plus accrued unpaid interest.

Interest and, at maturity, principal will be paid to the person in whose name a convertible note is registered on a record date 10 business days prior to the payment date. At our discretion, interest and principal payments may be paid in cash or shares of our common stock. If interest or principal is paid in shares of our common stock, the number of shares to be issued will be based on the average of the closing prices of our common stock as reported by Bloomberg L.P. for the 30 trading days preceding the applicable record date.  Fractional shares will not be issued and the final number of shares of our common stock will be rounded up to the next whole share.

Holders may convert their notes to shares of our common stock effective on the 15th day of any month, unless we sooner elect to redeem the convertible notes.  The conversion right is exercisable by written notice from the noteholder to the trustee, which notice is irrevocable.  Notes will be converted to shares of our common stock on the next scheduled conversion date following 10 business days after receipt of a conversion notice by the trustee.  The conversion price is $2.00 per share of common stock (i.e., 50 shares per convertible note), subject to adjustment as described below.  We will pay accrued interest through the effective date of the conversion in cash or, at our sole discretion, in shares of our common stock.

At our discretion, at any time on or after February 15, 2018, we are entitled to redeem outstanding notes at 110% of par plus any accrued interest.  We will give notice of our intent to redeem convertible notes at least 60 days prior to redemption and noteholders will have 30 days after the date of such notice to elect to convert their notes to shares of our common stock prior to redemption, after which the notes will cease to be convertible.

Pursuant to the pledge agreement, we have granted to Securities Transfer Corporation, as trustee under the indenture, a first lien security interest in all of the issued and outstanding common stock of Pie Five Pizza Company, Inc. and Pizza Inn, Inc., our two primary direct operating subsidiaries.  Securities Transfer Corporation will hold such collateral on behalf of noteholders and, in the event of default in the payment of principal or interests under the convertible notes, may foreclose the security interest for the benefit of noteholders.

Neither the indenture nor the pledge agreement contains any financial covenants or restricts us from incurring other indebtedness, paying dividends or issuing or repurchasing our other securities. Other restrictions are described under “Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes” and “Consolidation, Merger and Sale of Assets” below.

Purchase and Cancellation

We will cause all convertible notes surrendered for payment, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee, to be delivered to the trustee for cancellation. All convertible notes delivered to the trustee will be cancelled promptly by the trustee. No convertible notes will be authenticated in exchange for any convertible notes cancelled as provided in the indenture.

Payments on the Convertible Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds or in shares of our common stock, at our discretion, to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have presently designated the trustee as our paying agent and registrar and its office in Dallas, Texas as the place where convertible notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the convertible notes.

A holder of convertible notes may transfer or exchange such notes at the office of the registrar in accordance with the indenture. The registrar, paying agent and trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee, the paying agent or the registrar for any registration of transfer or exchange of convertible notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a convertible note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 4.0% per year until maturity. Interest on the convertible notes accrues from the date of initial issuance or from the most recent date on which interest has been paid.  Interest is payable annually in arrears on February 15 of each year, commencing February 15, 2018. Accrued interest will also be paid on the effective date of conversion of any note.  Interest will be paid to the person in whose name a convertible note is registered on a record date 10 business days prior to the payment date. Interest on the convertible notes will be computed on the basis of a 360-day year composed of twelve 30-day months. At our discretion, interest payments may be paid in cash or shares of common stock. If interest is paid in shares of our common stock, the number of shares to be issued will be based on the average of the closing prices of our common stock as reported by Bloomberg L.P. for the 30 trading days preceding the applicable record date.  Fractional shares will not be issued and the final number of shares of common stock rounded up to the next whole share.

If any interest payment date, any conversion date, the maturity date or any earlier required repurchase date upon a fundamental change falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any convertible note, any day other than a day on which U.S. banking institutions are authorized or required by law or regulation to close or be closed.

Security

Under a pledge agreement between us and Securities Transfer Corporation, as trustee under the indenture, we have granted to Securities Transfer Corporation a first lien security interest in all of the issued and outstanding common stock of Pie Five Pizza Company, Inc. and Pizza Inn, Inc., our two primary direct operating subsidiaries, as security for repayment of principal and interest on the convertible notes and performance of our other obligations under the indenture.  Pursuant to the pledge agreement, we have delivered to Securities Transfer Corporation certificates representing the pledged equity securities and taken such other actions as were necessary for Securities Transfer Corporation to perfect and maintain its security interest in the pledged securities on behalf and for the benefit of noteholders.  In the event we fail to promptly pay in full when due, whether at stated maturity, by acceleration or otherwise, all principal and interest of the convertible notes, Securities Transfer Corporation may (but is not required to) foreclose on the security interest, sell the pledged equity securities and distribute to the noteholders the net proceeds after payment of all foreclosure expenses.  So long as there is no default under the convertible notes, we are entitled to receive all cash dividends on the pledged equity securities and retain the right to vote the pledged equity securities with respect to matters not adversely affecting the rights of the pledgee.

Ranking

The convertible notes are senior obligations secured solely by the pledge of all outstanding equity securities of our two primary direct operating subsidiaries.  The convertible notes rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the convertible notes.  The convertible notes are effectively senior in right of payment to our other indebtedness to the extent of the value of the pledged equity securities.  To the extent of any deficiency in the value of the pledged equity securities, the convertible notes will rank equal in right of payment with any of our unsecured indebtedness that is not expressly subordinated.  The convertible notes will be effectively junior in right of payment to any of our indebtedness that is secured by other assets to the extent of the value of such other assets.  The convertible notes are not guaranteed by any of our direct and indirect subsidiaries and, therefore, will be structurally junior to the indebtedness and other liabilities of such direct and indirect subsidiaries.

Redemption

We may at our option redeem the convertible notes at any time on or after February 15, 2018, by payment of an amount in cash equal to 110% of the par value plus any accrued interest.  We will provide notice to the trustee and the depositary at least 75 days before any redemption date and will provide notice to noteholders at least 60 days before any redemption date.  Noteholders will have 30 days after the date of notice to elect to convert their notes to shares of our common stock prior to redemption, after which the notes will cease to be convertible. The depositary will initially be The Depository Trust Company, or DTC. No “sinking fund” is provided for the convertible notes and we are not required to retire the notes periodically.

Conversion Rights and Procedure

Noteholders may convert their notes to shares of our common stock effective on the 15th day of any month, unless we sooner elect to redeem the convertible notes.  Convertible notes may not be partially converted.  The conversion right is exercisable by the noteholder completing and delivering to the trustee a written conversion notice, which notice is irrevocable.  Convertible notes will be converted to shares of our common stock on the next scheduled conversion date following 10 business days after receipt of a conversion notice by the trustee.  The conversion price is $2.00 per share of common stock (i.e., 50 shares per convertible note), subject to adjustment as described below.  We will pay accrued interest through the effective date of the conversion in cash or, at our sole discretion, in shares of our common stock.  The conversion right is exercisable in the sole discretion of the noteholder.

Conversion Rate Adjustments

The conversion rate will be adjusted if shares of common stock are issued as a dividend or other distribution on all or substantially all shares of our common stock, or if we effects a share split or share combination on our common stock. In such event, the conversion rate will be adjusted based upon the ratio of the number of shares outstanding immediately prior to such event over the number of shares outstanding immediately after such event multiplied by the conversion rate prior to the event.

The conversion rate will also be adjusted if a “make-whole fundamental change” occurs, as defined in the following section.  The conversion price will be determined by reference to the stock price deemed paid per share in the make-whole fundamental change transaction.  If the make-whole fundamental change conversion price is less than the conversion price, then the difference will determine the number of additional shares to be received per $100 principal amount of note converted.  If the make-whole fundamental change conversion price is equal to or more than the conversion price, then no additional shares will be received upon conversion.

Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes

If a “fundamental change” (as defined below) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their outstanding convertible notes. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred if any of the following occurs (with the first two being defined as “make-whole fundamental changes”):

(1)
A “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than us, our direct and indirect subsidiaries and their respective employee benefit plans, and Newcastle Partners L.P. and its affiliates), files a Schedule 13D, Schedule 13G or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person or group, as the case may be, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common equity representing more than 50% of the voting power of our common equity;

(2)
The consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger pursuant to which all or substantially all shares of our common stock will be converted into cash, securities or other property, or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our consolidated assets (including our direct and indirect subsidiaries), taken as a whole, to any person other than us or one or more of our direct or indirect subsidiaries; provided, however, that a transaction in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the voting power of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause;

(3)	Our shareholders approve any plan or proposal for our liquidation or dissolution; or

(4)	Our common stock ceases to be listed or quoted on any U.S. national securities exchange.

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 50% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on a U.S. national securities exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the convertible notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	The events causing a fundamental change;

•	The date of the fundamental change;

•	Whether the fundamental change is a make whole fundamental change, which means the conversion price will be adjusted;

•	The last date on which a holder may exercise the repurchase right;

•	The fundamental change repurchase price;

•	The fundamental change repurchase date;

•	If applicable, the conversion rate and any adjustments to the conversion rate;

•
If applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	The procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, a noteholder must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the convertible notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent.

If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture.

Consolidation, Merger and Sale of Assets

If we are a constituent party to a merger, or if we sell all or substantially all of our assets to a third party, and our common stockholders are entitled to receive cash, securities or other property for shares of their common stock as a result of the transaction, then noteholders will be entitled to convert their notes into the kind and amount of cash, securities or other property, based on the conversion price in effect immediately prior to the transaction.

Events of Default

Each of the following will constitute an event of default with respect to the notes under the indenture:

(1)	Default in any payment of interest on any convertible note when due and payable and the default continues for a period of 60 days;

(2)	Default in the payment of principal of any convertible note at its maturity, upon required repurchase, upon declaration of acceleration, or otherwise;

(3)	Material breach of the indenture, other than payment of interest or principal when due, which remains uncured for 90 days following notice thereof by the trustee; or

(4)	Certain events of bankruptcy, insolvency, or reorganization.

If an event of default occurs and is continuing, the holders of at least a majority in principal amount of the outstanding convertible notes by written notice to us and the trustee, may, and the trustee at the request of such holders (subject to the provisions of the indenture) shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the convertible notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such an acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Modification and Amendment

We and the trustee may amend or supplement the indenture or the convertible notes without notice to or the consent of any holder of the notes:

•	To cure any ambiguity, inconsistency or omission in the indenture or the convertible notes in a manner that does not adversely affect the rights of any holder;

•
To cure any defect or error in the indenture or the convertible notes or to conform the terms of the indenture or the convertible notes to the description thereof in the prospectus pursuant to which the convertible notes were offered;

•	To provide for the assumption of our obligations by a permitted successor company;

•	To add guarantees with respect to the convertible notes;

•	To further secure the convertible notes;

•	To add to the note covenants such further covenants, restrictions or conditions for the benefit of the holders or surrender any right or power conferred us;

•	To make any change that does not materially adversely affect the rights of any holder of convertible notes; or

•	To appoint a successor trustee under the indenture with respect to the convertible notes.

Without the consent of the majority of the holders of the outstanding note affected, no amendment may:

•	Reduce the percentage in aggregate principal amount of convertible notes whose holders must consent to an amendment of the indenture or waive any past event of default;

•	Reduce the rate of or extend the stated time for payment of interest on any convertible note;

•	Reduce the principal amount or extend the maturity date of any convertible note;

•	Make any change that impairs or otherwise adversely affects the conversion rights of any notes;

•
Reduce the redemption price or the fundamental change repurchase price of any convertible note or amend or modify in any manner adverse to the holders of convertible notes our obligation to make such payments whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	Make any note payable in a currency other than U.S. dollars;

•	Make any change which releases any security or otherwise adversely affects the ranking of the convertible notes;

•
Impair the right of any holder to receive payment of principal of and interest on the convertible notes on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s convertible notes; or

•	Make any change in the amendment or waiver provisions of the indenture.

Book-Entry, Settlement and Clearance

The Global Notes

The convertible notes were initially issued in the form of registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•
Upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the subscription agent; and

•
Ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the convertible notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	Will not be entitled to have notes represented by the global note registered in their names;

•	Will not receive or be entitled to receive physical, certificated notes; and

•
Will not be considered the owners or holders of the convertible notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of convertible notes under the indenture (and if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).  Payments of principal and interest with respect to the convertible notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds or shares of our common stock, as herein provided.